Exhibit 99.1

Contact:	Robert Jaffe
Investor Relations
424-288-4098
zqk@quiksilver.com

Quiksilver Reaches Agreement to Sell Mervin Manufacturing

—Transaction Part of Company’s Plan to Divest Non-Core Businesses—

Huntington Beach, California, October 23, 2013— Quiksilver, Inc. (NYSE: ZQK) today announced that it has reached a definitive agreement to divest its snowboard subsidiary, Mervin Manufacturing, Inc., to Extreme Holdings, Inc., an entity advised by Altamont Capital Partners. The all cash transaction is expected to close within several weeks and subject to certain customary closing conditions.

Mervin is a leading designer and manufacturer of snowboarding products. Its brands include Gnu and Lib Tech. As part of the transaction, Mervin will continue to manufacture snowboards for Quiksilver’s Roxy brand, under a separate license agreement.

In May 2013, Quiksilver announced a multi-year profit improvement plan designed to accelerate the company’s three fundamental strategies of strengthening brands, growing sales and driving operational efficiencies. The plan’s initiatives include divesting non-core businesses in order to focus on prioritizing the company’s three flagship brands.

Quiksilver said it intends to use the net proceeds of the transaction to reduce amounts drawn on its credit facilities and make investments in its emerging markets. Mervin generated sales of approximately $32 million for the trailing twelve month period.

Steve Brownlie, Principal at Altamont, said, “Mervin Manufacturing represents an opportunity to invest in a special company with two of the industry’s finest action sports brands in Lib Tech and GNU along with a passionate team, including first-rate leadership in Ryan, Mike and Pete. We look forward to building on Mervin's strong brand position of authenticity, premium products and service and its history of driving innovation that advances the sports of snowboarding, skiing, skateboarding and surfing.”

William Blair served as exclusive financial advisor to Quiksilver in connection with this transaction.

About Altamont Capital Partners

Altamont Capital Partners is a private investment firm based in the San Francisco Bay Area. Altamont is focused on investing in businesses where it can partner with leading management teams to help the companies reach their full potential. The firm's principals have significant experience building business success stories across a range of industries.

About Quiksilver

Quiksilver, Inc., one of the world’s leading outdoor sports lifestyle companies, designs, produces and distributes branded apparel, footwear and accessories. The company’s apparel and footwear brands, inspired by a passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The company’s Quiksilver, Roxy, and DC brands have authentic roots and heritage in surf, snow and skate. The company’s products are sold in more than 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels. Quiksilver’s corporate headquarters are in Huntington Beach, California.

Forward-looking statements

This press release contains forward-looking statements including, but not limited to, those relating to the expected closing of the sale of Mervin Manufacturing, Inc. and use of the proceeds therefrom. Quiksilver cautions that these statements are qualified by important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements. These statements are based on Quiksilver’s current plans and expectations and involve risks and uncertainties that could cause future activities and results of operations to be materially different from those set forth in or implied by the forward-looking statements. Quiksilver undertakes no obligation to update these statements, which speak only as of the date of this press release. For the factors that could cause actual results to differ materially from expectations, please refer to Quiksilver’s filings with the Securities and Exchange Commission and specifically the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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